Exhibit (12)(b)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

			Years Ended December 31,

(In millions)			2003		2002	2001	2000	1999

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$6,080		4,667	2,293	632	4,831
Fixed charges, excluding preferred stock dividends and capitalized interest			2,309		2,414	3,734	4,963	3,751

Earnings	(A	)	$8,389		7,081	6,027	5,595	8,582

Interest, excluding interest on deposits			$2,113		2,247	3,581	4,828	3,645
One-third of rents			196		167	153	135	106
Preferred stock dividends			5		19	6	—	—
Capitalized interest			—		—	—	—	—

Fixed charges	(B	)	$2,314		2,433	3,740	4,963	3,751

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B	)	3.63	X	2.91	1.61	1.13	2.29

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$6,080		4,667	2,293	632	4,831
Fixed charges, excluding preferred stock dividends and capitalized interest			4,669		5,844	8,478	10,232	7,805

Earnings	(C	)	$10,749		10,511	10,771	10,864	12,636

Interest, including interest on deposits			$4,473		5,677	8,325	10,097	7,699
One-third of rents			196		167	153	135	106
Preferred stock dividends			5		19	6	—	—
Capitalized interest			—		—	—	—	—

Fixed charges	(D	)	$4,674		5,863	8,484	10,232	7,805

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D	)	2.30	X	1.79	1.27	1.06	1.62